EXHIBIT 15



Pancho's Mexican Buffet, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Pancho's Mexican Buffet, Inc. and subsidiaries for the three-month periods ended December 31, 1998 and 1997, as indicated in our report dated January 22, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, is incorporated by reference in Registration Statements No. 2-86238 and No. 33-60178 as amended, and No. 333-48295 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Fort Worth, Texas
January 22, 1999